Exhibit 99.1
 News Release

Ashland board declares quarterly dividend

COVINGTON, KY, May 17, 2017 – The board of directors of Ashland Global Holdings Inc. (NYSE: ASH) has declared a quarterly cash dividend of $0.225 per share on the company's common stock. This represents a reduction from the previous quarterly dividend of $0.39 as a result of the recently completed separation of Valvoline Inc. (NYSE: VVV). However, when combined with Valvoline’s most recent dividend, the total cash returned to shareholders of both companies is approximately equal to what Ashland paid prior to the separation, consistent with prior expectations.

The Ashland dividend is payable June 15, 2017, to shareholders of record at the close of business on June 1, 2017. As of April 30, 2017, there were 62,229,987 shares of Ashland common stock outstanding.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are nearly 7,000 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com